UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2007

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey		08520
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Effective August 17, 2007, NexMed (USA), Inc. (the “Subsidiary”), a wholly-owned subsidiary of NexMed, Inc. (the “Company”), notified Pharmar & Pharmar, LLC (“Pharmar”) that it was terminating the agreement of sale (the “Agreement”), dated August 13, 2007 (the “Effective Date”), between them due to a breach of agreement by Pharmar.

The Agreement was for the sale of the Subsidiary’s real property along with some tangible personal property (the “Property”) to Pharmar. The Property constitutes the Company’s headquarters, and contains its office, lab, and warehouse facilities, and its manufacturing, office and lab equipment.

Pursuant to the Agreement, Pharmar was to purchase from the Subsidiary fee simple absolute title to real property and tangible personal property, including a tract of land and accompanying buildings situated at 89 Twin Rivers Drive, East Windsor, Mercer County, New Jersey and comprising approximately five acres (the “Building”). The total consideration that was to be paid pursuant to the Agreement was $5,800,000 (the “Purchase Price”). Under the terms of the Agreement, the Subsidiary and Pharmar had agreed that $290,000 (the “Deposit”) of the Purchase Price would be deposited in escrow within two days of the Effective Date, and the balance of the Purchase Price would be paid at the close of the transaction (the “Closing”). Pharmar defaulted in the observance of the Agreement by failing to deposit the Deposit in escrow within two days of the Effective Date pursuant to the Agreement, and the Subsidiary notified Pharmar of its election to terminate the Agreement.

At Closing (the “Commencement Date”), the Subsidiary and Pharmar would have entered into a separate facility lease (the “Lease”) pursuant to which Pharmar, as landlord, would lease to the Subsidiary the Building at an annual fixed rent of $720,000 per year for a two year term. The Subsidiary would have had the option to renew the Lease for a one year term under the same terms and conditions of the Lease at an annual fixed rent of $780,000. At any time after six months from the Commencement Date, the Subsidiary would have had the right to terminate the Lease upon ninety days written notice to Pharmar. The Subsidiary also would have had the right to use Pharmar’s furniture, fixtures, personal property and equipment located at the Building.

The above description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Form 8-K, dated August 13, 2007.

The Company and the Subsidiary did not incur any early termination penalties. The Company and the Subsidiary do not have any material relationships with Pharmar or its directors, officers or affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By: /s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and
Chief Financial Officer

Date: August 23, 2007